SEARS, ROEBUCK AND CO. Servicer
SRFG, INC. Seller
and
BANK ONE, NATIONAL ASSOCIATION Trustee
on behalf of the Certificateholders
AMENDMENT NO. 4, OMNIBUS AMENDMENT
Dated as of December 7, 2000
amending
POOLING AND SERVICING AGREEMENT Dated as of July 31, 1994 and EACH OF THE SERIES SUPPLEMENTS LISTED ON EXHIBIT A HERETO
_______________________________________________________
SEARS CREDIT ACCOUNT MASTER TRUST II

RECITALS

WHEREAS, the parties hereto entered into that certain Pooling and Servicing Agreement, dated as of July 31, 1994, as amended (the "Agreement"), by and among Sears, Roebuck and Co., a New York corporation, as Servicer ("Sears"), SRFG, Inc., formerly Sears Receivables Financing Group, Inc., a Delaware corporation, as Seller ("SRFG") and Bank One National Association, a national banking association, formerly The First National Bank of Chicago, as Trustee (the "Trustee"), and the Series Supplements to the Agreement listed on Exhibit A hereto;

WHEREAS, Sears, SRFG and the Trustee desire to effect certain amendments to (i) the Agreement pursuant to Section 13.01 of the Agreement and (ii) the Series Supplements listed on Exhibit A hereto.

AGREEMENT

NOW, THEREFORE, THIS AMENDMENT WITNESSETH that, for and in consideration of the above premises, Sears and SRFG agree with the Trustee as follows:

I. Definitions.

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

II. Amendment to Section 1.01.

A. "Additional Account Cut-Off Date." The definition of "Additional Account Cut-Off Date" is amended and restated in its entirety to read as follows:

"Additional Account Cut-Off Date" for any Additional Account shall mean the date specified as such in the Assignment of Additional Accounts for such Additional Account. B. "Additional Account Selection Date." The definition of "Additional Account Selection Date" is amended and restated in its entirety to read as follows: "Additional Account Selection Date" for any Additional Account shall mean the last day of the Due Period occurring before the date such Additional Account is segregated into a discrete pool for subsequent inclusion in the Trust. C. "Due Period." The definition of "Due Period" is amended and restated in its entirety to read as follows: "Due Period" shall mean for any Account at any time prior to December 1, 2000, the period included in the monthly Billing Cycle applicable to such Account. When used with respect to all the Accounts and related to a Distribution Date occurring prior to January 2001, "Due Period" shall mean, collectively, the respective Due Periods applicable to each of the Accounts that commenced in the second preceding calendar month and ended in the calendar month next preceding such Distribution Date, and shall be referred to herein as a "related Due Period" with reference to a Distribution Date.
      on and after January 1, 2001, the monthly period beginning on the first day of any calendar month and ending on the last day of such calendar month. When used with respect to any Distribution Date occurring on and after February 15, 2001, the Due Period shall be the calendar month preceding the calendar month in which such Distribution Date occurs and shall be referred to herein as a "related Due Period."
      in connection with the January 2001 Distribution Date, the monthly period beginning on the first day of December 2000, and ending on the last day of such calendar month; provided, however, that Collections and Receivables for the period shall be deemed to be as follows: The amount of Receivables as of the first day of the December 2000 Due Period shall be deemed to be the sum of the balances of the Accounts as of the end of each Billing Cycle ending in November 2000. The amount of Receivables as of the end of the December 2000 Due Period shall be deemed to be the sum of the balances for the Accounts as of the end of the calendar month of December 2000. Collections for the December 2000 Due Period shall include Collections for any portion of the monthly Billing Cycles for the Accounts ending in December 2000 that are not otherwise included in the monthly period beginning on the first day of December 2000 and ending on the last day of such calendar month.
E. "Final Trust Termination Date." The definition of "Final Trust Termination Date" is amended and restated in its entirety to read as follows: "Final Trust Termination Date" shall mean the expiration of 21 years from the death of the last survivor of Queen Elizabeth II of the United Kingdom of Great Britain and her descendants living on July 31, 1994. F. "Finance Charge Collections." The definition of "Finance Charge Collections" is amended and restated in its entirety to read as follows: "Finance Charge Collections" for any Due Period shall mean the lesser of the aggregate amount of Finance Charge Receivables for the preceding Due Period, or Collections actually received in such Due Period. G. "Finance Charge Receivables." The definition of "Finance Charge Receivables" is amended and restated in its entirety to read as follows: "Finance Charge Receivables" with respect to any Account for any Due Period will mean the amount recorded with respect to the Account as finance charges and, if applicable, fees and other amounts treated as finance charges on such Account for such Due Period. H. "Tax Opinion." The definition of the term "Tax Opinion" is amended and restated in its entirety to read as follows: "Tax Opinion" shall mean, (a) (i) with respect to the issuance of the first Series of the Trust, each issuance of a subsequent Series under Section 6.07 and each transfer of a Purchased Class by the Seller pursuant to a Series Supplement, an opinion of counsel to the effect that, although not free from doubt, the Investor Certificates of such Series (except with respect to a Seller Retained Class) or such Purchased Class will be treated as debt, and (ii) with respect to the issuance of the first Series of the Trust, an opinion of counsel to the effect that, although not free from doubt, the Trust will not be treated as an entity subject to tax, in each case for federal income tax purposes, and (b) (i) for so long as the Investor Certificates of all Series issued prior to and including Series 2000-4 are outstanding, with respect to each issuance of a subsequent Series under Section 6.07 hereof and each transfer of a Purchased Class by the Seller pursuant to a Series Supplement, an opinion of counsel to the effect that such issuance or transfer will not adversely affect the conclusion set forth in the federal or state Tax Opinion for the prior Series as to the treatment of certain Investor Certificates as debt and the treatment of the Trust as not an entity subject to tax, and (ii) with respect to each issuance of a Series and each transfer of a Purchased Class by the Seller pursuant to a Series Supplement, which occurs after all of the Investor Certificates of Series issued prior to and including Series 2000-4 have been paid and are no longer outstanding, under Section 6.07 hereof, an opinion of counsel to the effect that such issuance or transfer will not adversely affect the conclusion set forth in the federal Tax Opinion for the prior Series as to the treatment of certain Investor Certificates as debt and the treatment of the Trust as not an entity subject to tax. III. Amendment to Section 4.06.

Section 4.06(a) of the Agreement is amended and restated in its entirety to read as follows:

(a) Unless the Servicer elects otherwise as described below, if any Receivable was created as a result of a fraudulent or counterfeit charge, the amount of such Receivable shall be applied as a Collection in accordance with Section 4.03 and accounted for in accordance with the Credit Guidelines. To the extent that the Servicer otherwise adjusts, reduces, modifies, offsets or cancels a Receivable in accordance with the Credit Guidelines, without receiving cash or other payment therefor from the Obligor with respect to such Receivable, the amount of any such adjustment resulting in a reduction in Receivables may be applied as a Collection in accordance with Section 4.03, and the amount of any such adjustment resulting in an increase in Receivables may be deducted from amounts deemed Collections. The Servicer may elect to account for such adjustments to Receivables by decreasing or increasing the amount of the Seller Interest in the Trust rather than increasing or decreasing the amount of Collections for such Due Period. The Servicer may also make a one-time adjustment to Receivables in connection with the January 2001 Distribution Date, which shall be reflected by increasing or decreasing the amount of the Seller Interest. To the extent that the Servicer credited an Account for the amount of a Collection in excess of the aggregate amount of Receivables in such Account, the Servicer shall either (i) deduct the amount of the excess from Collections or (ii) decrease the amount of the Seller Interest in the Trust by the amount of such excess. To the extent that the Servicer subsequently refunds to the Obligor of an Account a credit balance on such Account that was not previously deducted from Collections, the Servicer shall increase the Seller Interest by the amount of such refund and shall deduct the amount of such refund from amounts deemed Collections. In the event that any adjustment to the Seller Interest pursuant to this Section 4.06(a) would cause the Seller Interest to be an amount less than zero, the Seller shall, no later than the Business Day following the last day of the Due Period during which such adjustment is made, deposit into the Collections Account in immediately available funds an amount equal to the amount by which such adjustment exceeds the Seller Interest. IV. Amendment to Section 12.01.

Section 12.01(a) of the Agreement is amended and restated in its entirety to read as follows:

(a) The respective obligations and responsibilities of the Seller, the Servicer and the Trustee created hereby shall terminate (other than the obligation of the Trustee to make payments to Certificateholders as hereinafter set forth), except with respect to the duties described in Sections 7.04, 11.05 and Section 12.02(b), upon the earlier of (i) the day after the Distribution Date on which funds shall have been deposited into the Series Distribution Accounts sufficient to pay in full the Aggregate Invested Amount plus accrued and unpaid Certificate Interest on all outstanding Series of Investor Certificates through the Record Date preceding such Distribution Date and (ii) the Final Trust Termination Date. V. Amendment to Exhibit A.

The definition of the term "Additional Account Cut-Off Date" in Exhibit A of the Agreement is amended and restated in its entirety to read as follows:

"Additional Account Cut-Off Date" shall mean, with respect to the Additional Accounts designated hereby, __________ ____. VI. Miscellaneous.

Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

Governing Law. This Amendment shall be construed in accordance with the internal laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

IN WITNESS WHEREOF, SRFG, Sears and the Trustee have caused this amendment to be duly executed by their respective officers as of the date first set forth above.

SRFG, INC. as Seller

By: /s/ George F. Slook Name: George F. Slook Title: President and Chief Executive Officer

SEARS, ROEBUCK AND CO. as Servicer

By: /s/ Larry R. Raymond Name: Larry R. Raymond Title: Vice President and Treasurer

BANK ONE, NATIONAL ASSOCIATION as Trustee

By: /s/ Diane Swanson Name: Diane Swanson Title: Assistant Vice President

EXHIBIT A

  Series 1995-1 Series Supplement, dated as of January 4, 1995, by and among the Trustee, Sears and SRFG
  Series 1995-2 Series Supplement, dated as of January 20, 1995, by and among the Trustee, Sears and SRFG
  Series 1995-3 Series Supplement, dated as of May 8, 1995, by and among the Trustee, Sears and SRFG
  Series 1995-5 Series Supplement, dated as of December 12, 1995, by and among the Trustee, Sears and SRFG
  Series 1996-1 Series Supplement, dated as of March 26, 1996, by and among the Trustee, Sears and SRFG
  Series 1996-3 Series Supplement, dated as of August 6, 1996, by and among the Trustee, Sears and SRFG
  Series 1996-4 Series Supplement, dated as of October 29, 1996, by and among the Trustee, Sears and SRFG
  Series 1996-5 Series Supplement, dated as of December 16, 1996, by and among the Trustee, Sears and SRFG
  Series 1997-1 Series Supplement, dated as of July 31, 1997, by and among the Trustee, Sears and SRFG
  Series 1998-1 Series Supplement, dated as of June 2, 1998, by and among the Trustee, Sears and SRFG
  Series 1998-2 Series Supplement, dated as of November 9, 1998, by and among the Trustee, Sears and SRFG
  Series 1999-1 Series Supplement, dated as of March 23, 1999, by and among the Trustee, Sears and SRFG
  Series 1999-2 Series Supplement, dated as of September 27, 1999, by and among the Trustee, Sears and SRFG
  Series 1999-3 Series Supplement, dated as of November 23, 1999, by and among the Trustee, Sears and SRFG
  Series 2000-1 Series Supplement, dated as of June 15, 2000, by and among the Trustee, Sears and SRFG
  Series 2000-2 Series Supplement, dated as of September 28, 2000, by and among the Trustee, Sears and SRFG
  Series 2000-3 Series Supplement, dated as of November 2, 2000, by and among the Trustee, Sears and SRFG
  Series 2000-4 Series Supplement, dated as of November 2, 2000, by and among the Trustee, Sears and SRFG